EXHIBIT 23.2




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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     We hereby consent to the use in this Registration Statement on Form SB-2/A of our report dated May 14, 2004 relating to the financial statements of Whispering Oaks International, Inc., which appear in such Registration Statement. We also consent to the reference to us under the headings "Experts" in such Registration Statement.



/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS


Santa Monica, California
June 30, 2005



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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 7, 2005 included in the Registration Statement on Form SB-2 Amendment No. 1 of Whispering Oaks International, Inc. (d/b/a Biocurex, Inc.) for the registration of shares of its common stock.


/s/ Manning Elliott, Chartered Accountants

Vancouver, British Columbia
July 8, 2005